Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the below mentioned funds, as listed on Appendix A, of our report dated May 31, 2016, relating to the financial statements and financial highlights, which appears in the Annual Reports of the below mentioned funds, as listed on Appendix A, for the year ended March 31, 2017. We also consent to the references to us under the heading "Financial Highlights,” of those listed on Appendix A, in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, PA

July 27, 2017